Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 31, 2014, relating to the consolidated financial statements of Echo Automotive, Inc. and Subsidiary as of December 31, 2013 and 2012 and for the years then ended and the period from inception (November 25, 2009) to December 31, 2013 included in the 2013 Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission. We also hereby consent to the reference to our firm under the caption “Interests of Named Experts and Counsel” in such Registration Statement.

Phoenix, Arizona
June 13, 2014